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                                                                    EXHIBIT 2.3


                AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                           AMERICAN TOWER CORPORATION,
                             ATI MERGER CORPORATION,
                                AND UNISITE, INC.

     This Amendment No. 2 ("Second Amendment"), effective as of December 31, 1999, is to the Agreement and Plan of Merger by and among American Tower Corporation ("ATC"), ATI Merger Corporation ("ATI"), and UniSite, Inc. ("UniSite"), dated June 28, 1999, as amended (the "Merger Agreement").

                                   BACKGROUND

     The parties desire to provide for the Merger to close as of January 10, 2000. Because UniSite may have less than 600 Completed Towers (as defined in the Merger Agreement) as of January 10, 2000, the parties desire to adjust the Merger Consideration (as defined in the Merger Agreement) to reflect the cost to complete a number of towers necessary for UniSite to have 600 Completed Towers (as defined in the Merger Agreement) at the closing of the merger, which shall be based on the least expensive towers that UniSite could complete by January 31, 2000. The parties also desire to provide a mechanism by which the parties can agree as to the amount of the Working Capital component of Merger Consideration instead of submitting disputes regarding working capital to an independent accounting firm.

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Second Amendment and other good and valuable consideration, the parties hereby agree as follows:

1. Capitalized Terms. Capitalized terms used but not defined in this Second Amendment shall have the meaning given to them in the Merger Agreement.

2.  Amendment of the Merger Agreement.

     (a)  The Merger Agreement is amended as follows:

          (i)  Section 2.2 shall be amended in its entirety to read as follows:

     "2.2 Closing. Unless this Agreement shall have been terminated pursuant to Section 8.1 and subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of the conditions set forth in Article 7, the closing of the Merger (the "Closing") will take
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     place, at 12:00 p.m., on the Closing Date, at the offices of Sullivan &
     Worcester LLP, One Post Office Square, Boston, Massachusetts 02109, on January 10, 2000, unless another date, time, or place is agreed to in writing by the parties. The date on which the Closing occurs is herein referred to as the "Closing Date."

               (ii) The definition of "Merger Consideration" contained in
                    Section 3.1 shall be amended in its entirety to read as follows:

     "The term "Merger Consideration" shall mean an amount equal to the sum of:

          (i) $205 million less the Merger Consideration Adjustment;

          (ii) increased or decreased, as the case may be, by an amount equal to the positive or negative Working Capital of UniSite as of the Effective Time;

          (iii) decreased by an amount equal to the excess of (A) the principal amount of Indebtedness for Money Borrowed of UniSite and its Subsidiaries as of the Effective Time over (B) the principal amount of Indebtedness for Money Borrowed of UniSite and its Subsidiaries as of the Effective Time that was borrowed subsequent to the date of this Agreement and used to fund construction of towers (other than Completed Towers and Deemed Completed Towers) subsequent to the date of this Agreement; and

          (iv) all adjustments, if any, pursuant to the provisions of Sections 7.2(d),(f),(j) and (l).


                    (iii) Section 3.5 shall be amended in its entirety to read as follows:

     "3.5  Determination of Merger Consideration.
           -------------------------------------

     UniSite shall submit in writing to ATC by 5:00 p.m. Eastern Standard Time on January 5, 2000, a notice containing the Merger Consideration Adjustment and UniSite's estimate of the amount of Working Capital as of the Closing Date ("UniSite's Working Capital Estimate"). ATC may examine all records used to prepare UniSite's Working Capital Estimate. At the Effective Time, ATC shall pay to the Merger Trust in immediately available funds by wire transfer to a bank account specified by the trustees of the Merger Trust the amount of the Merger Consideration determined in
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accordance with Section 3.1(without regard to Working Capital) less $ 2 million, increased or decreased, as the case may be, by the sum of UniSite's Working Capital Estimate. Notwithstanding the foregoing, ATC may increase or decrease, as the case may be, UniSite's Working Capital Estimate by an amount that ATC specifies in a notice provided to UniSite by 6:00 p.m. Eastern Standard Time on January 6, 2000 equal to ATC's reasonable, good faith objections to UniSite's Working Capital Estimate. The consideration that ATC pays to the Merger Trust at the Effective Time is referred to as the "Preliminary Merger Consideration" and is subject to post-Effective Time adjustments, if any, as provided in this Section.

(i) If ATC specifies changes to UniSite's Working Capital Estimate in the prescribed manner, then within fifteen(15) days after the Closing Date, the UniSite Stockholder Representatives shall cause to be prepared and delivered to ATC a statement of Working Capital as of the Closing Date (the "Preliminary Working Capital Statement"). ATC shall provide to the UniSite Stockholder Representatives and their designees access to all relevant books, records, and personnel of UniSite to facilitate the preparation of the Preliminary Working Capital Statement. If within ten (10) days following delivery of the Preliminary Working Capital Statement to ATC, ATC has not given the UniSite Stockholder Representatives notice of its objection to the Preliminary Working Capital Statement (such notice must contain a reasonable description of the basis of ATC's objection), then the Working Capital reflected on the Preliminary Working Capital Statement shall be deemed binding and conclusive on all parties to this Agreement and the UniSite securityholders, shall not be subject to dispute or review, and shall become the "Final Working Capital." If ATC gives notice of objection to the Preliminary Working Capital Statement within the ten-day period, then the issues in dispute shall be submitted to a nationally-known independent public accounting firm, to be selected jointly by the UniSite Stockholder Representatives and ATC, or if they cannot agree by KPMG Peat Marwick LLP (the "Accountants") within ten (10) days following the UniSite Stockholder Representatives' receipt of notice of ATC's objection to the Preliminary Working Capital Statement, for resolution. The Accountants shall determine the "Final Working Capital" within thirty (30) days after the dispute is submitted to them. If issues in dispute are submitted to the Accountants for resolution pursuant to this subsection or subsection
     (iii) below, then (A) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party
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     or its Subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (B) the determination by the Accountants of Final Working Capital as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties and the UniSite securityholders and shall not be subject to dispute or review; and (C) ATC will bear the fees and expenses of the Accountants for such determination.

     (ii) On the third business day following the determination of the Final Working Capital, if the amount of the Final Working Capital is greater than the Working Capital portion of Preliminary Merger Consideration, then ATC will pay the difference between such amounts to the Merger Trust in immediately available funds by wire transfer to a bank account specified by the trustees of the Merger Trust and (B) if the amount of the Final Working Capital is less than the amount of the Working Capital contained in the Preliminary Merger Consideration, then the Merger Trust shall pay to ATC the difference between such amounts in immediately available funds by wire transfer to a bank account specified by ATC.

     (iii) If within fifteen (15) days following the Closing Date, ATC has not given the UniSite Stockholder Representatives written notice ("ATC's Cost to Complete Notice") of its objection to the Merger Consideration Adjustment (such notice to contain a reasonable description of the basis of ATC's objection, including adjustments, if any, described in Sections 7.2(d), (f), (j), and (l)), then on the third business day following such fifteen (15)-day period, ATC will pay to the Merger Trust in immediately available funds by wire transfer to a bank account specified by the trustees of the Merger Trust the sum of $2 million, together with interest of five percent (5%) per annum from the Closing Date to such payment. If within fifteen (15) days following the Closing Date, ATC gives to the UniSite Stockholder Representatives ATC's Cost to Complete Notice and the UniSite Stockholder Representatives do not object to any amounts contained in ATC's Cost to Complete Notice within five (5) days following the UniSite Stockholder Representatives' receipt thereof, then on the third (3rd) business day after such five (5)-day period, ATC will pay to the Merger Trust in immediately available funds by wire transfer to a bank account specified by the trustees of the Merger Trust the excess, if any, of $2 million over the amount that ATC disputes in ATC's Cost to Complete Notice, together with interest of five percent (5%) per annum from the Closing Date to such payment. If the UniSite Stockholder Representatives dispute in writing any of the
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     amounts contained in ATC's Cost to Complete Notice within five (5) days following the UniSite Stockholder Representatives' receipt thereof, then the issues in dispute shall be submitted to the Accountants, within ten
     (10) days thereafter, for resolution. The Accountants shall determine the "Final Merger Consideration Adjustment" within thirty (30) days after the dispute is submitted to them and such determination will be binding and conclusive on the parties and the UniSite securityholders and shall not be subject to dispute or review. On the third business day following the determination of the Final Merger Consideration Adjustment, ATC will pay to the Merger Trust in immediately available funds by wire transfer to a bank account specified by the trustees of the Merger Trust $2 million; minus the excess, if any, of the Final Merger Consideration Adjustment over the Merger Consideration Adjustment; or plus the excess, if any, of the Merger Consideration Adjustment over the Final Merger Consideration Adjustment, together with interest of five percent (5%) per annum from the Closing Date to such payment.

          (iv) Appendix A to the Merger Agreement shall be amended by adding the following definitions:

          "ATC's Cost to Complete Notice" shall have the meaning given to it in
          Section 3.5.

          "Accountants" shall have the meaning given to it in Section 3.5.

          "Deemed Completed Tower" shall mean any towers that are the subject of the Merger Consideration Adjustment.

          "Final Merger Consideration Adjustment" shall have the meaning given to it in Section 3.5.

          "Final Working Capital" shall have the meaning given to it in Section 3.5.

          "Merger Consideration Adjustment" shall mean an estimate, prepared by UniSite and not reasonably objected to by ATC; (it being understood, however, that ATC may only object in the manner prescribed in Section
          3.5 (iii)), of (a) the cost to complete construction of 600 towers less the number of UniSite's Completed Towers as of December 28, 1999, which, in the case of towers not yet erected shall be based on the 22 least expensive towers that UniSite represents and warrants are scheduled for completion, in accordance with past practices and experience, by January 31, 2000, as identified by UniSite, and (b) the aggregate amount of adjustments, if any, referred to in Sections 7.2(d), (f), (j), and (l). Such estimate shall identify, as of December 28, 1999, the number of towers that were Completed Towers, the number of towers that were erected, but that require additional work to meet the "Completed Tower" definition, and the number of towers scheduled for completion by January 31, 2000.

          "Preliminary Working Capital Statement" shall have the meaning given to it in Section 3.5.

          "UniSite's Working Capital Estimate" shall have the meaning given to it in Section 3.5.


               (v) The definition of "Working Capital" contained in Appendix A to the Merger Agreement is amended to read in its entirety as follows:

          "Working Capital" shall mean, with respect to UniSite, the amount by which the current assets of UniSite and its Subsidiaries exceed (or are less than) the current liabilities (other than the principal amount of Indebtedness for Money Borrowed and costs pertaining to completion of the Deemed Completed Towers incurred after December 28,
          1999) of UniSite and its Subsidiaries, as determined in accordance with GAAP, consistently applied with the UniSite Financial Statements, except as hereinafter specifically set forth; provided, however, that notwithstanding the foregoing:

          (a) current assets shall be increased by an amount equal to the sum of:

               (i) Tower Construction Costs actually paid by UniSite with respect to Towers Under Construction (which shall not include Deemed Completed Towers);

               (ii) funds actually paid to (x) CSFB for acting as financial adviser to UniSite with respect to the subject matter of this Agreement, (y) Fleet, for acting as financial adviser to UniSite in connection with its sale of high-yield debt securities in an amount not in excess of

                    $500,000, and to reimburse Fleet's reasonable costs and expenses in connection therewith;

               (iii) funds actually paid with respect to all severance, accrued vacation or other benefits payable to terminated UniSite Employees as a result of the Merger (other than those paid pursuant to the plan referred to in Section 6.14) to the extent they do not, together with amounts accrued under clause (b)(i)(z) following, exceed $2,000,000;

               (iv) funds actually paid by UniSite subsequent to the date of this Agreement and prior to the Effective Time for Environmental Reports and Structural Reports on Completed Towers; and


     (b)  There shall be:
          (i) excluded from current liabilities any accounts payable or accrued expenses incurred:

          (v) by UniSite subsequent to the date of this Agreement and prior to the Effective Time for Environmental Reports and Structural Reports on Completed Towers;

          (w) in respect of Tower Construction Costs with respect to Towers Under Construction;

          (x) subsequent to the date of this Agreement in respect of acquisitions of towers (so long as such acquisitions were approved by ATC in accordance with the provisions of Section 6.6);

          (y) in respect of (I) CSFB for acting as financial adviser as described above, and (II) Fleet, for acting as financial adviser as described above in an amount not in excess of $500,000 (less any amount theretofore actually paid and reflected in clause
               (a)(ii)(y) immediately preceding), together with, without duplication, reimbursement of reasonable costs and expenses;

          (z) in respect of all severance, accrued vacation or other benefits payable to terminated UniSite Employees (other than those paid pursuant to the plan referred to in Section 6.14) to the extent they do not, together with amounts paid under clause (a) (iii) above, exceed $2,000,000; and



               (ii) included in current liabilities an accrual with respect to the full amount of all costs and expenses required to be borne by UniSite pursuant to the provisions of this Agreement, including without limitation (w) those referred to in Section 10.2 (except amounts paid under clause (a)(iv) or excluded under clause (b)(i)(v) above), (x) all severance, accrued vacation or other benefits paid or payable (other than with respect to the plan referred to in Section 6.14) to all terminated UniSite Employees in excess of $2,000,000, whether or not required by GAAP (it being understood that reserves will be established for any such obligation not accounted for as a liability), (y) all benefits payable pursuant to the plan referred to in Section 6.14 (it being understood that reserves will be established for any such obligation not accounted for as a liability); and (z) all amounts payable to holders of UniSite Stock Options referred to in
          Section 3.4; provided, however, that it is understood, and ATC hereby agrees, that the Surviving Corporation shall be responsible for amounts payable to (I) CSFB for acting as a financial adviser as described above, and (II) Fleet, for acting as financial adviser as described above in an amount not in excess of $500,000 together with reimbursement of reasonable costs and expenses, and (III) all severance benefits, accrued vacation or other benefits payable to terminated UniSite Employees (other than those paid pursuant to the plan referred to in Section 6.14) to the extent they do not, together with amounts paid under clause (a)(iii) above or excluded under clause
          (b)(i)(z) above, exceed $2,000,000.


          (c) There shall be deducted from current assets an amount equal to $5 million, which was the amount received by UniSite in connection with the termination of the GTE Management Agreement.



          (b) If the parties hereafter execute an amended and restated Merger Agreement and a conflict occurs between this Second Amendment and any amended and restated Merger Agreement, the Merger Agreement,
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as amended by this Second Amendment and any subsequent amendments, shall control.

     3. Waiver. ATC and ATI hereby agree that any adjustments required by the conditions to closing set forth in Sections 7.2(d), (f), (j) and (l) of the Merger Agreement shall be satisfied out of the Merger Consideration Adjustment in the manner prescribed by Section 3.5 of the Merger Agreement and the failure of any of such conditions to be satisfied shall not be a reason for ATC and ATI not to consummate the Merger.

     4. Ratification. All of the terms of the Merger Agreement, as hereby amended, are ratified and confirmed and shall remain in full force and effect.

     5. Acknowledgment. Each party acknowledges that it has all requisite power and authority to execute and deliver, and to perform its obligations under, this Second Amendment.

     6. Miscellaneous.

        (a) If any provision of the Second Amendment is held to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect any otherwise valid provision, and all other valid provisions shall remain in full force and effect.

        (b) This Second Amendment may be executed in multiple counterparts, which taken together shall constitute one and the same document. Facsimile signatures on this Second Amendment are acceptable in lieu of originals.

        (c) This Second Amendment supersedes all previous agreements, negotiations, or communications among the parties with respect to the subject matter hereof, and contains the complete and exclusive expression of the understandings among the parties with respect to such subject matter. This Second Amendment cannot be amended, modified, or supplemented in any respect except by a subsequent written agreement entered into by the parties hereto.

        (d) This Second Amendment will be governed by, and will be construed according to the laws of the State of New York, without regard to conflict or choice of law principles of the State of New York that might otherwise cause the internal laws of any other jurisdiction to be applied.
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               IN WITNESS WHEREOF, the parties have executed this Second
Amendment as of the date first written above.


UNISITE, INC.                   AMERICAN TOWER CORPORATION
By:   /s/ Daniel P. Behuniak    By:  /s/ James S. Eisenstein
      ----------------------         -----------------------
Name:   Daniel P. Behuniak      Name:   James S. Eisenstein
       ---------------------           ---------------------
Its:   President and Chief      Its:    Vice President
       Executive Officer               ----------------------
      ----------------------    Date:  December 31, 1999
Date: December 31, 1999                -----------------------
      ----------------------


ATI MERGER CORPORATION
By:  /s/ James S. Eisenstein
     -----------------------
Name:   James S. Eisenstein
       ---------------------
Its:   Vice President
      ----------------------
Date: December 31, 1999
     -----------------------